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                                                               EXHIBIT 10.10(b)

                                   AMENDMENT


Robert Stanzione ("Executive") and ANTEC Corporation ("Company") hereby agree to amend their agreement of April 29, 1999 (the "Agreement") as follows:

In lieu of the obligation to pay Executive a special bonus of $750,000 as provided by Section 6 of the Agreement, Company hereby grants Executive 24,077 stock units. Except as provided below, each stock unit will convert to one share of common stock of Company on June 30, 2004 or such earlier date Executive is not employed by the Company.

Any distribution on the common stock prior to the conversion of the stock units will either be distributed to Executive or will result in an equitable adjustment to the number of stock units. The number of stock units will also be equitably adjusted for stock splits and similar events.

The stock units and any distributions on the stock units will be forfeited if prior to June 30 2001, Executive gives Company notice of termination of the Agreement without Good Reason. 4,815 of the stock units and any distributions on these units will be forfeited if prior to June 30, 2004, Executive gives Company notice of termination of the Agreement without Good Reason.

Other than as charged above, the provisions of the Agreement shall continue in full force and effect.

Dated as of the 31st day of January 2000.



ANTEC Corporation                                       /s/ ROBERT J. STANZIONE
By   /s/ LAWRENCE A. MARGOLIS

Its   CFO